Exhibit 5.1

[DLA PIPER US LLP LETTERHEAD]

April 6, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE:  VANTAGEMED CORPORATION REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by VantageMed Corporation, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on or about April 6, 2007, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,663,731 shares of Common Stock, par value $0.001 (the “Shares”), reserved for issuance pursuant to the VantageMed Corporation 1998 Stock Option/Stock Issuance Plan (the “Plan”).

We have examined all instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We express no opinion with respect to (i) the availability of equitable remedies, including specific performance, or (ii) the effect of bankruptcy, insolvency, reorganization, moratorium, or equitable principles relating to or limited creditors’ rights generally.  We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States.  As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.  We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, and expressly subject to the assumptions and limitations set forth above, we are of the opinion that the Shares will be, upon effectiveness of the Registration Statement and the receipt by the Registrant of full payment therefor in accordance with the provisions of the Plan, validly authorized, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement, or any subsequent amendment thereto.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-B.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registrant, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA PIPER US LLP

DLA PIPER US LLP